Exhibit 10(rr)

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”), between United Rentals, Inc. (the “Company”) and Matthew Flannery (“Executive”), is made effective as of March 12, 2010.

WHEREAS, the parties entered into an Employment Agreement on March 12, 2010 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows (all capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Employment Agreement):

1. Section 4(d)(iii) of the Employment Agreement is hereby amended to read as follows:

“(iii) an amount equal to 380% of Executive’s Base Salary as of the date of Executive’s termination, payable in substantially equal bi-weekly installments during the 24-month period following the date of Executive’s termination in accordance with the Company’s normal payroll practices (the “Severance Pay”). Such payments shall be paid at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated, provided, however, that the first payment shall be on the sixtieth (60th) day after the date of Executive’s termination, and such first payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of Executive’s termination. Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of the Severance Pay shall be made as follows: (A) no payments shall be made for a six-month period following the date of Executive’s termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months and one day following the date of Executive’s termination with interest at the applicable federal rate pursuant to Section 1274 of the Code, and (C) during the period beginning six months and one day following the date of Executive’s termination through the remainder of the 12-month period, payment of the remaining amount of Severance Pay shall be made in substantially equal bi-weekly installments in accordance with the Company’s normal payroll practices.”

2. The last two sentences of Section 4(h) of the Employment Agreement are hereby amended to read as follows:

“The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon (i) the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of Executive’s employment and (ii) Executive not revoking such release within the seven (7) day revocation period following his delivery of the release. The Company shall provide Executive with the proposed form of such release no later than seven (7) days following the date of Executive’s termination, and Executive shall execute such release no later than fifty-two (52) days after the date of Executive’s termination (and Executive shall be provided a seven (7) day revocation period following his delivery of such release).”

3. Section 7(j) of the Employment Agreement is hereby amended by deleting the second and the penultimate sentences of such section and adding the following to the end thereof:

“If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent. To the extent that the right to any payment (including the provision of benefits) under this Agreement provides for deferred compensation within the meaning of Code Section 409A that is not exempt from Code Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean

“separation from service”. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) subject to any shorter time periods provided herein, in no event shall such reimbursements and payments by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of such reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the reimbursements and in-kind benefits that the Company is obligated to pay or provide in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the effective date of this Agreement).”

4. Except as set forth in this Amendment, the Employment Agreement shall remain in effect as prior to the date hereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Amendment, all as of the date and year first written above.

UNITED RENTALS, INC.		EXECUTIVE
By:	/s/ Michael J. Kneeland	/s/ Matthew Flannery
Name:	Michael J. Kneeland	Matthew Flannery
Title:	President, Chief Executive Officer and Director	Date:
Date:

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